BROWN-FORMAN CORPORATION

EXECUTIVE CHANGE IN CONTROL SEVERANCE PLAN

TABLE OF CONTENTS
Page
1.    Establishment and Purpose of Plan    1
1.1    Establishment    1
1.2    Effective Date    1
1.3    Purpose    1
2.    Definitions and Construction    1
2.1    Definitions    1
2.2    Construction    6
3.    Termination of Employment    6
3.1    Qualifying Termination During the Change in Control Protection Period    6
3.2    Other Terminations    7
4.    No Contract of Employment    7
5.    Conflict in Benefits; Non-cumulation of Benefits; Exclusive Remedy    7
5.1    Effect of Plan    7
5.2    Non-cumulation of Benefits    7
5.3    Exclusive Remedy    7
6.    Administration, Termination, and Amendment of Plan    8
6.1    Administration    8
6.2    Amendment and Termination of the Plan.    8
7.    Claims for Benefits    8
7.1    ERISA Plan    8
7.2    Application for Eligible Compensation    8
7.3    Appeal of Denial of Applications for Eligible Compensation.    9
8.    Successors and Assigns; Payments Upon Death    10
8.1    Successors of the Company    10
8.2    Payments upon Death of the Participant    10
9.    Notices    10
9.1    General    10
9.2    Notice of Termination    10
10.    Certain Federal Tax Considerations    11
10.1    Internal Revenue Code Section 409A    11
10.2    Internal Revenue Code Section 280G    12
11.    Miscellaneous Provisions    13
11.1    Choice of Law    13
11.2    Unfunded Obligation    13
11.3    Recoupment    13
11.4    No Representations    14
11.5    Waiver    14

TABLE OF CONTENTS
(continued)
Page
11.6    Validity    14
11.7    Benefits Not Assignable    14
11.8    Tax Withholding    14
11.9    Further Assurances    14
Exhibit A    15

ii

BROWN-FORMAN CORPORATION
EXECUTIVE CHANGE IN CONTROL SEVERANCE PLAN

1.Establishment and Purpose of Plan
1.1Establishment. Brown-Forman Corporation, a Delaware corporation (the “Company”) hereby establishes the Executive Change in Control Severance Plan (as amended from time to time, the “Plan”) to provide severance benefits to Participants who experience a Qualifying Termination within thirty (30) days prior or within two (2) years following a Change in Control.
1.2Effective Date. The Plan is adopted and will be effective as of October 31, 2025.
1.3Purpose. The purpose of the Plan is to provide certain key employees with specified levels of compensation and benefits in the event of a qualifying termination of employment in connection with a Change in Control under the circumstances specified herein.
2.Definitions and Construction
2.1Definitions. Whenever used in the Plan, the following terms shall have the meanings set forth below:
(a)“Accrued Obligations” means the following:
(i)any salary and accrued but unused vacation, in each case earned but unpaid or unused, through the date of Participant’s termination of employment;
(ii)any unreimbursed business expenses which have been appropriately incurred by Participant under the Company’s business expense policies and procedures prior to his or her termination of employment, provided that the Participant has properly completed and submitted an expense report covering such expenses within one (1) month following Participant’s termination of employment or, if earlier, the date specified in such policies and procedures; and
(iii)vested benefits, if any, under any Company Group short-term or long-term incentive plan, retirement plan, nonqualified deferred compensation plan, supplemental executive retirement plan (SERP) or other health or welfare benefit plan to which Participant may be entitled pursuant to the terms of such plans or related agreements.
(b)“Affiliate” means any entity that, directly or indirectly, is controlled by the Company.
(c)“Base Salary” means the annual base salary in effect immediately prior to any termination of employment (without giving effect to any reduction forming the basis for a termination for Constructive Discharge). For the avoidance of doubt, Base Salary does not include any bonuses, commissions, fringe benefits, car allowances, or other special or irregular payments.
(d)“Beneficial Owner” has the meaning ascribed to such term in Rule 13d-3 under the Exchange Act.

(e)“Board” means the Board of Directors of the Company.
(f)“Cause” shall have the meaning set forth in any employment, consulting, or other written agreement between the Participant and the Company Group. If there is no employment, consulting, or other written agreement between the Company Group and the Participant, or if such agreement does not define “Cause,” then “Cause” shall mean, as determined by the Plan Administrator in its sole discretion, with respect to any Participant (a) the willful and continued failure of the Participant to perform substantially the Participant’s duties with the Company Group (other than any such failure resulting from incapacity due to physical or mental illness); (b) fraud, breach of fiduciary duty, dishonesty, misappropriation, or other actions that cause damage to the property or business of the Company Group; (c) admission or conviction of, or plea of nolo contendere to, any felony or other crime that (in either case) in the reasonable judgment of the Plan Administrator adversely affects the Company Group’s reputation or the Participant’s ability to carry out the obligations of his or her employment or service; (d) failure to cooperate with the Company Group in any internal investigation or administrative, regulatory, or judicial proceeding; or (e) the engaging by the Participant in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company Group. In addition, the Participant’s service or employment will be deemed to have terminated for Cause if, after the Participant’s service has terminated, facts and circumstances are discovered that would have justified a termination for Cause. For purposes of this definition, no act or failure to act on the part of the Participant shall be considered “willful” unless it is done, or omitted to be done, by the Participant in bad faith or without reasonable belief that the Participant’s action or omission was in the best interests of the Company Group. Any act or failure to act based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer or a senior officer of the Company Group or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Participant in good faith and in the best interests of the Company. Any determination of Cause for purposes of the Plan shall be made by the Plan Administrator in its sole discretion.
(g)“Change in Control” of the Company means, and shall be deemed to have occurred upon, any of the following events:
(i)individuals who, as of the close of business on the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a Director after the Effective Date and whose election, or nomination for election, by the Company’s shareholders was approved by a vote of at least a majority of the Directors then comprising the Incumbent Board shall be considered a member of the Incumbent Board, but excluding, for this purpose, any individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by, or on behalf of, a Person other than the Board;

(ii)consummation by the Company of a reorganization, merger, or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets or stock of another entity (a “Business Combination”), in each case, unless, following the Business Combination: (1) all or substantially all of the Beneficial Owners of the combined voting power of the then Outstanding Voting Securities of the Company immediately before the Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the Outstanding Voting Securities of the corporation resulting from the Business Combination (including, without limitation, an entity that as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more Affiliates) in substantially the same proportions that they owned the Outstanding Voting Securities of the Company immediately before the Business Combination; (2) no Person, excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from the Business Combination, beneficially owns, directly or indirectly, twenty percent (20%) or more of the combined voting power of the Outstanding Voting Securities of the corporation resulting from the Business Combination except to the extent that such ownership existed before the Business Combination; and (3) at least a majority of the directors of the corporation resulting from the Business Combination were Directors on the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for the Business Combination; or
(iii)the consummation of a plan of liquidation and dissolution of the Company.
Notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred unless such transaction constitutes a “change in the ownership of the Company,” a “change in the effective control of the Company,” or a “change in the ownership of a substantial portion of the assets of the Company” as such terms are defined in Section 1.409A-3(i)(5) of the Treasury Regulations.
(h)“Change in Control Protection Period” means the period commencing thirty (30) days prior to the date a Change in Control is consummated and ending twenty-four (24) months following the date of such consummation.
(i)“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations thereunder.
(j)“Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto and any applicable regulations promulgated thereunder.
(k)“Committee” means the Compensation Committee of the Board.
(l)“Company” means Brown-Forman Corporation, a Delaware corporation, or its successor.
(m)“Company Group” means the group consisting, from time to time, of the Company and each parent and subsidiary company, and their respective Affiliates.

(n)“Constructive Discharge” means, with respect to any Participant, without the Participant’s consent (i) a material diminution of title, authorities, duties or responsibilities from those in effect immediately prior to the Change in Control; (ii) a decrease in the Participant’s Base Salary, Target Bonus or target long-term incentive (including, but not limited, to equity compensation) opportunity; (iii) a relocation of the principal place of the Participant’s work location to a new work location that increases the Participant’s one-way commute by at least 50 miles; (iv) the Company’s failure to obtain the express assumption of the Plan by the successor entity in connection with a Change in Control; or (v) the Company’s material breach of any obligations under this Plan. Notwithstanding anything herein to the contrary, a Constructive Discharge shall not occur unless and until (A) the Participant delivers written notice of the circumstances giving rise to the Constructive Discharge to the Company within sixty (60) days following the initial existence of the circumstances giving rise to Good Reason, (B) thirty (30) days have elapsed from the date the Company receives such notice from the Participant without the Company curing or causing to be cured the circumstances giving rise to the Constructive Discharge, and (C) the Participant’s effective date of resignation for Constructive Discharge is no later than ten (10) days following the Company’s failure to cure.
(o)“Director” means a member of the Board.
(p)“Disability” means a disability that would qualify as a total and permanent disability under the Company’s (or an Affiliate’s, if applicable) then current long-term disability plan.
(q)“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.
(r)“Executive Leadership Team” means the Company’s Executive Leadership Team (or such successor senior executive leadership team). For the avoidance of doubt, the Executive Leadership Team shall be the Company’s “executive officers” as defined by Rule 3b-7 of the Exchange Act.
(s)“Medical and Welfare Benefits Continuation” means, an amount equal to aggregate cost of eighteen (18) months of COBRA premiums for continued medical and welfare benefits coverage (including, but not limited to, dental and vision coverage) for the Participant and his or her eligible dependents (as elected by the Participant prior to his or her severance from the Company Group) under the Company Group’s medical and welfare benefit plans for continuation of coverage for the Participant following the Participant’s severance date (excluding, for purposes of calculating cost, Participant’s ability to pay premiums with pre-tax dollars), until the expiration of the Participant’s COBRA period.
(t)“Outstanding Voting Securities” means, with respect to a corporation, the then outstanding voting securities entitled to vote generally in the election of directors of such corporation and, with respect to entities that are not corporations, the then outstanding ownership, partnership, membership or other equity interests entitled to vote generally for the election or appointment of the governing body of such entity.

(u)“Participant” means each of the Company’s Chief Executive Officer, the Chief Executive Officers’ executive direct reports and any other member of the Company’s Executive Leadership Team (or such successor group), and any additional key employee designated by the Committee from time to time to participate in the Plan as a Participant.
(v)“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.
(w)“Plan Administrator” means, the Committee, and shall include any person or committee to whom general administrative authority is delegated from time to time.
(x)“Qualifying Termination” means the occurrence of either of the following events:
(i)involuntary termination by the Company Group of Participant’s employment without Cause; or
(ii)a Participant’s resignation from employment with the Company Group for Constructive Discharge;
provided, however, that Qualifying Termination shall not include any termination of Participant’s employment which is (A) for Cause, (B) a result of Participant’s death or Disability, or (C) a result of Participant’s voluntary termination of employment other than for Constructive Discharge.
(y)“Release” means a full general release in favor of the Company Group and its Affiliates, stockholders, Directors, officers, employees, agents, successors or assigns releasing all claims, known or unknown in a form acceptable to the Company Group in its sole discretion which may include confidentiality provisions regarding the contents of the Release and post-employment non-disparagement obligations.
(z)“Section 409A” means Section 409A of the Code and any applicable regulations (including proposed or temporary regulations) and other administrative guidance promulgated thereunder.
(aa)“Specified Employee” means a specified employee within the meaning of Section 409A.
(bb)    “Severance Multiple” means (i) 3.0 with respect to the Company’s Chief Executive Officer, (ii) 2.0 with respect to all Executive Leadership Team members other than the Company’s Chief Executive Officer, and (iii) the amount specified by the Committee with respect to each other Participant not described in clause (i) or (ii), as reflected on Exhibit A, as updated for time to time.
(cc)    “Target Bonus” means the target annual bonus opportunity as in effect immediately prior to any termination of employment (without giving effect to any reduction forming the basis for a termination for Constructive Discharge).

(dd)    “Tax Preparation Payment” means a single lump sum cash payment of $10,000 payable to each Participant pursuant to Section 3.1 to assist the Participant with the preparation and filing of the Participant’s tax returns.
2.2Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Unless the context clearly requires otherwise, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.
3.Termination of Employment
3.1Qualifying Termination During the Change in Control Protection Period. If Participant incurs a Qualifying Termination during the Change in Control Protection Period, Participant shall be eligible to receive any Accrued Obligations and, provided that within sixty (60) days following Qualifying Termination, Participant executes and does not revoke the Release, the payments and benefits set forth below:
(a)any annual cash bonus that is earned but unpaid for the prior fiscal year, payable at such time as bonuses for such year are paid to the Company’s executives generally;
(b)an amount equal to the product of Participant’s (x) Severance Multiple and (y) the sum of (1) the Participant’s annual Base Salary, and (2) the greater of the Participant’s then-current Target Bonus amount and the amount of the Participant’s annual bonus opportunity earned with respect to the Company’s fiscal year ended on or prior to the date of the Participant’s Qualifying Termination date, payable in a single cash lump sum on the sixtieth (60th) day following such Qualifying Termination date;
(c)a pro-rata portion of the annual bonus for the fiscal year in which Qualifying Termination occurs based on actual results if determinable (or based on the target level of performance if actual results are not determinable, provided that target shall be assumed for purposes of any individual performance metrics) for such year (determined by multiplying the amount of such annual bonus which would be due for the full fiscal year by a fraction, the numerator of which is the number of whole months during the fiscal year of termination that Participant is employed by the Company Group and the denominator of which is 12), payable in a single lump sum on the sixtieth (60th) day following the Qualifying Termination date;
(d)the Medical and Welfare Benefits Continuation amount (payable in a single lump sum on the 60th day following the Qualifying Termination date);
(e)full vesting of any unvested amounts of nonqualified deferred compensation;
(f)the Tax Preparation Payment (payable in a single lump sum on the 60th day following the Qualifying Termination date);
(g)outplacement counseling and associated services in accordance with the Company Group’s customary practice in effect immediately prior to the consummation of the Change in Control, with respect to senior executives who have been terminated other than for Cause for a period of up to twelve (12) months following the Participant’s Qualifying Termination Date, which shall be paid directly by the Company on the Participant’s behalf; and

(h)any unvested equity awards granted under the Company’s equity incentive plan shall vest, with any performance-based equity awards to vest at target performance.
3.2Other Terminations. If Participant’s termination results from any reason other than a Qualifying Termination, Participant shall be eligible only to receive his or her Accrued Obligations.
4.No Contract of Employment
Neither the establishment of the Plan, nor any amendment thereto, nor the payment or provision of any benefits shall be construed as giving any person the right to be employed by the Company Group. The employment relationship between Participant and the Company Group is an “at-will” relationship. Accordingly, either Participant or the Company Group may terminate the relationship at any time. Following the termination of Participant’s employment for any reason, Participant shall hold no further office or position with the Company Group. Nothing in the Plan shall in any manner obligate any successor or other member of the Company Group to offer employment to any Participant or to continue the employment of any Participant which it does hire for any specific duration of time.
5.Conflict in Benefits; Non-cumulation of Benefits; Exclusive Remedy
5.1Effect of Plan. The Plan shall supersede and replace all prior agreements, arrangements, promises or understandings between the Participant and the Company Group, whether written or oral, regarding the subject matter of the Plan (including, but not limited to any severance provisions under any employment agreement with the Company Group which was entered into prior to the effective date of Participant’s participation in the Plan), and shall be the exclusive agreement or plan document for the determination of any severance payments and benefits due to Participant in the event of a Qualifying Termination during the Change in Control Protection Period.
5.2Non-cumulation of Benefits. Except as expressly provided in a written agreement between Participant and the Company which was entered into after the date of such Participant’s commencement of participation in the Plan and which was approved by the Board or the Committee, the total amount of payments and benefits that may be received by Participant as a result of the events described in Section 3 pursuant to (a) the Plan, (b) any agreement between Participant and the Company Group, or (c) any other plan, practice, or statutory obligation of the Company Group, shall not exceed the amount of payments and benefits provided by the Plan upon such events, and the aggregate amounts payable under the Plan shall be reduced to the extent of any excess (but not below zero).
5.3Exclusive Remedy. The payments and benefits provided by the Plan shall constitute Participant’s sole and exclusive remedy for any alleged injury or other damages arising out of the cessation of the employment relationship between Participant and the Company Group and Participant shall be entitled to no other compensation, benefits, or other payments from the Company Group.

6.Administration, Termination, and Amendment of Plan
6.1Administration. The Plan Administrator shall have the discretion and authority to administer the Plan, including the discretion and authority to:
(a)adopt such rules as it deems advisable in connection with the administration of the Plan, and to construe, interpret, apply and enforce the Plan and any such rules and to remedy ambiguities, errors or omissions in the Plan;
(b)resolve questions of eligibility and entitlement to benefits and any other terms of the Plan applicable to Participants; the Plan Administrator’s determinations are conclusive and binding on all parties affected by its determinations;
(c)act under the Plan on a case-by-case basis; the Plan Administrator’s decisions under the Plan need not be uniform with respect to similarly situated Participants; and
(d)delegate its authority under the Plan to any Director, officer, employee, or group of Directors, officers or employees of the Company Group; provided that if any person with administrative authority becomes eligible or makes a claim for Plan benefits, that person will have no authority with respect to any matter specifically affecting his/her individual interest under the Plan, and the Company will designate another person to exercise such authority.
6.2Amendment and Termination of the Plan. The Committee may amend or terminate the Plan in any respect (including any change to the severance benefits) at any time; provided, however, that with respect to (a) any amendment that would (i) reduce the severance payment and benefits provided to any Participant hereunder, (ii) assign Participant to a lower eligible tier of Participant, (iii) remove Participant from participation in the Plan or (iv) revise the definition of Cause or Constructive Discharge in a manner that adversely affects Participant (each an “Adverse Amendment”) or (b) any termination of the Plan, such Adverse Amendment or termination shall be effective only with one (1) year prior written notice to affected Participant(s); provided further, however, notwithstanding anything in the Plan to the contrary, no Adverse Amendment or termination of the Plan may be adopted or become effective during the Change in Control Protection Period.
7.Claims for Benefits
7.1ERISA Plan. This Plan is intended to be (a) an employee welfare plan as defined in Section 3(1) of Employee Retirement Income Security Act of 1974 (“ERISA”) and (b) a “top-hat” plan maintained for the benefit of a select group of management or highly compensated employees of the Company Group.
7.2Application for Eligible Compensation. All applications for the compensation and other amounts provided for in Section 3 (“Eligible Compensation”) shall be submitted to the Company’s highest-level officer in charge of Human Resources (the “Claims Administrator”), with a copy to the Company’s General Counsel. Applications for Eligible Compensation must be in writing on forms acceptable to the Claims Administrator and must be signed by the Participant. The Claims Administrator reserves the right to require Participant to furnish proof of any costs or expenses for which Participant seeks reimbursement under the Plan, including without limitation, receipts, canceled checks, bills, or invoices. Notwithstanding the foregoing, in the event that Participant would otherwise be the Claims Administrator, then the Company’s General Counsel shall act as the Claims Administrator.
7.3Appeal of Denial of Applications for Eligible Compensation.
(a)If a Participant’s claim for Eligible Compensation is denied, the Claims Administrator shall provide written notice to the Participant (“Denial Notice”) within ninety (90) days of Participant’s application. The Denial Notice shall include:
(i)The specific reason or reasons for the denial;
(ii)Specific references to the Plan provisions on which the denial is based;
(iii)A description of any additional material or information necessary for the Participant to perfect the Participant’s claim and an explanation of why such material or information is necessary; and
(iv)An explanation of the Plan’s claims review procedures and a statement of Participant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination.
(b)If special circumstances require an extension of time for processing the initial claim, a written notice of the extension and the reason therefor shall be furnished to the claimant before the end of the initial ninety (90) day period. In no event shall such extension exceed ninety (90) days.
(c)If a claim for Eligible Compensation is denied, the Participant, at the Participant’s sole expense, may appeal the denial to the Committee (the “Appeals Administrator”) within sixty (60) days of the Participant’s receipt of written notice of the denial. In pursuing such appeal the Participant:
(i)may request in writing that the Appeals Administrator review the denial;
(ii)may review pertinent documents; and
(iii)may submit issues and comments in writing.
(d)The decision on review shall be made within sixty (60) days of receipt of the request for review, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered as soon as possible, but not later than one hundred twenty (120) days after receipt of the request for review. If such an extension of time is required, written notice of the extension shall be furnished to the Participant before the end of the original sixty (60) day period. The decision on review shall be made in writing, shall be written in a manner calculated to be understood by the Participant, and, if the decision on review is a denial of the claim for Eligible Compensation, shall include:
(i)The specific reason or reasons for the denial;

(ii)Specific references to the Plan provisions on which the denial is based; and
(iii)An explanation of the Plan’s claims review procedures and a statement of Participant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination.
8.Successors and Assigns; Payments Upon Death
8.1Successors of the Company. The Company shall require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, expressly, absolutely and unconditionally to assume and agree to perform the Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place.
8.2Payments upon Death of the Participant. In the event a Participant dies prior to receiving all payments owed to such Participant under this Plan, any unpaid amounts shall be paid to the Participant’s estate within sixty (60) days of the date of the Participant’s death, or such later date as specified under the Plan.
9.Notices
9.1General. For purposes of the Plan, notices and all other communications provided for herein shall be in writing and may be delivered electronically to either the Company or applicable Participant. Notwithstanding the foregoing, any notice or communication regarding a disputed Plan benefit or concerning the Participant’s resignation from employment from the Company Group for Constructive Discharge must also be accompanied by a copy of such notice or communication mailed by United States certified mail, return receipt requested, or by overnight courier, postage prepaid, to the following applicable address:

(a)if to the Company:
            Brown-Forman Corporation
            Attn: Mike Carr, EVP, General Counsel and Secretary
            850 Dixie Highway
            Louisville, Kentucky 40210

(b)if to Participant, at the email address / home address on file with the Company for the Participant.
Either party may provide the other with notices of change of address, which shall be effective upon receipt.
9.2Notice of Termination. Any termination by the Company of Participant’s employment or any resignation of employment by Participant shall be communicated by a notice of termination or resignation to the other party hereto given in accordance with Section 9.1. Such notice shall indicate the specific termination provision in the Plan relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the termination date.

10.Certain Federal Tax Considerations
10.1Internal Revenue Code Section 409A
(a)The Plan shall be interpreted to comply with or be exempt from Section 409A, and all provisions of the Plan shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. In no event whatsoever will the Company Group be liable for any additional tax, interest or penalties that may be imposed on any Participant under Section 409A or any damages for failing to comply with Section 409A.
(b)A termination of employment shall not be deemed to have occurred for purposes of any provision of the Plan providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of the Plan, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” In the event that as a result of an earlier absence because of mental or physical incapacity any Participant incurs a “separation from service,” such Participant shall on such date automatically be terminated from employment as a Disability termination. If any Participant is deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit under the Plan that is considered deferred compensation under Section 409A payable on account of a “separation from service,” to the extent necessary to avoid taxes or penalties under Section 409A of the Code, such payment or benefit shall be made or provided at the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of Participant, and (ii) the date of Participant’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits a Participant is eligible to receive under the Plan which are delayed pursuant to this Section 10.1(b) (whether such payments or benefits would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Participant in a lump sum, and any remaining payments and benefits due under the Plan shall be paid or provided in accordance with the normal payment dates specified for them herein.
(c)(i) All expenses or other reimbursements as provided herein shall be payable in accordance with Company’s policies in effect from time to time, but in any event shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Participant, (ii) no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchanged for another benefit.
(d)For purposes of Section 409A, a Participant’s right to receive any installment payments pursuant to the Plan shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under the Plan specifies a payment period with reference to a number of days (e.g., “payment shall be made within 60 days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of Company.
(e)To the extent any payment or benefit which constitutes Section 409A deferred compensation is contingent upon the execution and non-revocation of a Release, then such payment or benefit shall not commence until the later of (i) the first payroll date occurring on or after the sixtieth (60th) day following Participant’s

“separation from service,” and (ii) the set payment date otherwise established for commencing the payments or benefits.
10.2Internal Revenue Code Section 280G
(a)Anything in the Plan to the contrary notwithstanding, if it shall be determined that any payment or distribution by the Company Group to or for the benefit of a Participant (whether paid or payable or distributed or distributable pursuant to the terms of the Plan or otherwise, but determined without regard to any additional payments required under this Section 10.2) (all such payments and benefits being hereinafter referred to as the “Total Payments”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Participant with respect to such excise tax (such excise tax, together with any such interest and penalties, collectively the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement, the payments under the Plan shall be reduced in the order specified below, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Participant would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments). The payments and benefits under this Plan shall be reduced in the following order: (A) reduction of any cash severance payments otherwise payable to Participant that are exempt from Section 409A; (B) reduction of any other cash payments or benefits otherwise payable to Participant that are exempt from Section 409A, but excluding any payments attributable to any acceleration of vesting or payments with respect to any equity award that are exempt from Section 409A; (C) reduction of any other payments or benefits otherwise payable to the Participant on a pro-rata basis or such other manner that complies with Section 409A, but excluding any payments attributable to any acceleration of vesting and payments with respect to any equity award that are exempt from Section 409A; and (D) reduction of any payments attributable to any acceleration of vesting or payments with respect to any equity award that are exempt from Section 409A, in each case beginning with payments that would otherwise be made last in time.
(b)Subject to the provisions of Section 10.2(c) hereof, all determinations required to be made under this Section 10.2, including whether and when Total Payments should be reduced, the amount of such reduction, Excise Taxes and all other related determinations, as well as all assumptions to be utilized in arriving at such determinations, shall be made by a nationally recognized certified public accounting firm as may be designated by Company, subject to Participant’s approval which will not be unreasonably withheld (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations both to the Company and the Participant within fifteen (15) business days of the receipt of notice from the Participant that there has been a payment or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company, subject to the Participant’s approval, which shall not be unreasonably withheld, may appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm within the scope of its authority hereunder shall be binding upon the Company and the Participant.
(c)As a result of uncertainty in the application of Section 280G and Section 4999 of the Code at the time of the initial calculation by the Accounting Firm hereunder, it is possible that the severance payments and benefits made by the Company will have been less than the Company should have paid pursuant to Section 3.1 hereof (the amount of any such deficiency, the “Underpayment”), or more than the Company should have paid pursuant to Section 3.1 hereof (the amount of any such overage, the “Overpayment”). In the event of an Underpayment, the Company shall pay Participant the amount of such Underpayment not later than five (5) business days after the amount of such Underpayment is subsequently determined, provided, however, such Underpayment shall not be paid later than the end of the calendar year following the calendar year in which Participant remitted the related taxes. In the event of an Overpayment, the amount of such Overpayment shall be paid to the Company by Participant not later than five (5) business days after the amount of such Overpayment is subsequently determined.
11.Miscellaneous Provisions
11.1Choice of Law. This Plan shall generally be governed by Federal law under ERISA. To the extent otherwise applicable, the laws of the State of Delaware, shall apply without regard to its conflict of law provisions.
11.2Unfunded Obligation. Any amounts payable to Participants pursuant to the Plan are unfunded obligations. The Company shall not be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations. The Company shall retain at all times beneficial ownership of any investments, including trust investments, which the Company may make to fulfill its payment obligations hereunder. Any investments or the creation or maintenance of any trust or any Participant account shall not create or constitute a trust or fiduciary relationship between the Board, the Committee or the Company Group and Participant, or otherwise create any vested or beneficial interest in any Participant or Participant’s creditors in any assets of the Company.
11.3Recoupment. The Company has the unilateral right to offset the payment of benefits under the Plan against amounts due from Participant under the Company Group’s clawback/recoupment policy(ies) as in effect from time to time.

11.4No Representations. By participating in the Plan, Participant acknowledges that Participant is not relying and has not relied on any promise, representation or statement made by or on behalf of the Company Group which is not set forth in the Plan.
11.5Waiver. No waiver by Participant or the Company Group of any breach of, or of any lack of compliance with, any condition or provision of the Plan by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
11.6Validity. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect.
11.7Benefits Not Assignable. Except as otherwise required by law, no right or interest of any Participant under the Plan shall be assignable or transferable, in whole or in part, either directly or otherwise, including, without limitation, by execution, levy, garnishment, attachment, pledge or in any other manner, and no attempted transfer or assignment thereof shall be effective. No right or interest of any Participant under the Plan shall be liable for, or subject to, any obligation or liability of such Participant.
11.8Tax Withholding. All payments made pursuant to the Plan will be subject to withholding of applicable income and employment taxes, as determined by the Plan Administrator in its sole discretion.
11.9Further Assurances. From time to time, at the Company Group’s request and without further consideration, Participant shall execute and deliver such additional documents and take all such further action as the Company Group reasonably determines to be necessary or desirable to make effective, in the most expeditious manner possible, the terms of the Plan or Participant’s Release.

Exhibit A
Participants and Severance Multiple